Exhibit 2.3
Deed poll
Coeur d’ Alene Mines Corporation

MLC Centre Martin Place Sydney NSW 2000 Australia	Telephone +61 2 9225 5000 Facsimile +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	www.freehills.com DX 361 Sydney

Sydney Melbourne Perth Brisbane Singapore	Correspondent offices in Hanoi Ho Chi Minh City Jakarta

Table of contents

Deed poll	2

1 Definitions and interpretation	3
1.1 Definitions	3
1.2 Interpretation	3

2 Nature of deed poll	4

3 Conditions to obligations	4
3.1 Conditions	4
3.2 Termination	4
3.3 Consequences of termination	4

4 Scheme Consideration	4
4.1 Undertaking to pay Scheme Consideration	4
4.2 Satisfaction of obligation to pay cash component of consideration	5
4.3 Satisfaction of obligation to issue scrip component of consideration	5
4.4 Ineligible Overseas Holders	6
4.5 Listing of Coeur Shares	6
4.6 Binding Instructions	6

5 Warranties	7

6 Continuing obligations	7

7 Duties, costs and expenses	7
7.1 Stamp duty	7
7.2 Costs and expenses	8

8 General	8
8.1 Notices	8
8.2 Governing law and jurisdiction	8
8.3 Waiver	9
8.4 Variation	9
8.5 Cumulative rights	9
8.6 Assignment	9
8.7 Further action to be taken at Coeur’s expense	10

Signing page	11
Contents 1

Deed poll
Scheme
Date 3 May 2007
This deed poll is made by

Coeur	Coeur d’ Alene Mines Corporation of 505 Front Ave, Coeur d’Alene, Idaho 83814, United States of America

(Coeur)

in favour of	each holder of ordinary shares in Bolnisi Gold NL ACN 008 587 086 (Bolnisi), other than a holder of Excluded Shares, as at the Transaction Record Date (Scheme Shareholders)

Background	1 On 3 May 2007, Bolnisi and Coeur entered into the Merger Implementation Agreement.

2 In the Merger Implementation Agreement, Coeur agreed to enter into this deed poll.

3 Coeur is entering into this deed poll for the purpose of covenanting in favour of Scheme Shareholders to perform its obligations under the Merger Implementation Agreement and the Scheme.

1	Definitions and interpretation

1.1	Definitions

In this deed:

(a)	Scheme: means the scheme of arrangement under Part 5.1 of the Corporations Act between Bolnisi and the Scheme Shareholders; and

(b)	Words and phrases used in the Scheme have the same meaning in this deed.

1.2	Interpretation

In this deed poll, headings and bold type are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(c)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Government Agency;

(d)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(e)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(f)	a reference to any document (including this deed poll) is to that document as varied, novated, ratified or replaced from time to time;

(g)	a reference to “$” or “dollar” is to Australian currency;

(h)	a reference to any time is a reference to that time in Sydney, New South Wales;

(i)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement; and

(j)	a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

2	Nature of deed poll

Coeur acknowledges that this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it.

3	Conditions to obligations

3.1	Conditions

Coeur’s obligations under clause 4 are subject to the Scheme becoming Effective.

3.2	Termination

If:

(a)	the Merger Implementation Agreement is terminated in accordance with its terms; or

(b)	the Scheme does not become Effective on or before the End Date,

Coeur’s obligations under this deed poll automatically terminate unless Coeur and Bolnisi otherwise agree in accordance with the Merger Implementation Agreement.

3.3	Consequences of termination

If this deed poll is terminated under clause 3.2, in addition and without prejudice to any other rights, powers or remedies available to it:

(a)	Coeur is released from its obligations to further perform this deed poll; and

(b)	Scheme Shareholders retain the rights they have against Coeur in respect of any breach of this deed poll which occurs before it is terminated.

4	Scheme Consideration

4.1	Undertaking to pay Scheme Consideration

Subject to clause 3, Coeur undertakes that it will, on the Implementation Date:

(a)	procure that Australian Bidco acquires, the Scheme Shares; and
(b)	(1)	pay or procure the payment of the cash component of the Scheme Consideration that is due under the Scheme; and
(2)	issue or arrange for the issue to each Scheme Shareholder, such number of Coeur Shares or, at the election of the Scheme Shareholder, such number of

CDIs representing Coeur Shares, as are due to that shareholder under the Scheme, in accordance with the provisions of the Scheme.

4.2	Satisfaction of obligation to pay cash component of consideration

The obligations of Coeur to pay the cash component of the Scheme Consideration in clause 4.1(b)(1) above will be satisfied by Coeur, on the Business Day prior to the Implementation Date, depositing or procuring the deposit in cleared funds of an amount equal to the aggregate amount of the cash component of the Scheme Consideration payable to Scheme Shareholders, into an Australian dollar denominated trust account, operated by Bolnisi as trustee for those Scheme Shareholders, to be held on trust for those Scheme Shareholders, except that any interest on the amounts deposited (less bank fees and other charges) shall be to Coeur’s account.

4.3	Satisfaction of obligation to issue scrip component of consideration

(a)	Subject to clause 4.4 and 4.3(b), the obligation of Coeur to issue the Coeur Shares or the Coeur Shares in the form of CDIs to Scheme Shareholders will be satisfied:
(1)	in the case where shareholders elect to receive Coeur Shares, by Coeur:
(A)	on the Implementation Date, procuring the Transfer Agent to enter in the shareholder register of Coeur the name and address of each Scheme Shareholder who elects to receive Coeur Shares and the number of Coeur Shares issued to them in accordance with the Scheme;

(B)	on the Implementation Date (but in any event within 5 Business Days after the Implementation Date), procuring the Transfer Agent to dispatch to each such Scheme Shareholder by pre-paid post to his or her address recorded in the Register at the Transaction Record Date, uncertificated holding statements in the name of the Scheme Shareholder representing the total number of Coeur Shares issued to that shareholder.
(2)	in the case where shareholders elect to receive Coeur Shares in the form of CDIs, by Coeur on the Implementation Date:
(A)	issuing to CDN to be held on trust that number of Coeur Shares that will enable CDN to issue CDIs in accordance with paragraphs (B) and (C);

(B)	procuring CDN to issue to each relevant Scheme Shareholder the number of CDIs calculated in accordance with the Scheme;

(C)	procuring CDN to issue to the Sale Agent the number of CDIs calculated in accordance with the Scheme and the Sale Agent will become the legal and beneficial owner of the CDIs issued to it without the need for any further acts by the relevant Ineligible Overseas Holder. For the avoidance of doubt, the Sale Agent will not be acting as a trustee, custodian, nominee or agent in respect of those CDIs, whether for the purpose of distributions to be paid on those CDIs, or any sale or transfer of those CDIs or otherwise;

(D)	causing CDN’s name to be entered on the list of shareholders maintained by the Transfer Agent as the holder of the Coeur Shares issued to CDN;

(E)	procuring the Transfer Agent to dispatch to CDN of a certificate in the name of the CDN representing the Coeur Shares issued to CDN; and

(F)	procuring the name of each relevant Scheme Shareholder to be entered on the records maintained by CDN as the holder of the CDIs issued to that Scheme Shareholder; and

(G)	procuring the name of the Sale Agent to be entered on the records maintained by CDN as the holder of the CDIs issued to the Sale Agent.
(3)	in the case of Scheme Shareholders (or the Sale Agent) who elect to hold their CDIs on the CHESS subregister, by Coeur procuring the issue of an allotment advice that sets out the number of CDIs allotted and, at the end of the month of allotment, ASX Settlement and Transfer Corporation Pty Ltd (acting on behalf of Coeur) will provide a CDI holding statement, which confirms the number of CDIs held on the CHESS subregister; and

(4)	in the case of Scheme Shareholders (or the Sale Agent) who elect to hold their CDIs on the issuer-sponsored subregister rather than the CHESS subregister, by Coeur procuring the issue of a CDI holding statement which sets out the number of CDIs held on the issuer-sponsored subregister.
(b)	In the case of joint holders of Scheme Shares, any uncertificated holding statements, share certificates or equivalent documentation for Coeur Shares (or Coeur Shares in the form of CDIs) will be issued in the names of the joint holders and forwarded to the holder whose name appears first in the Register at the Transaction Record Date.

4.4	Ineligible Overseas Holders

In the case of Scheme Shares held by Ineligible Overseas Holders, Coeur undertakes to procure the performance of the matters referred to in clause 5.5 of the Scheme on the terms and conditions set out therein.

4.5	Listing of Coeur Shares

Coeur undertakes to use its best endeavours (including payment of any applicable listing fees) to procure confirmation from TSX and NYSE that, as from the Business Day following the date the Scheme becomes Effective, the Coeur Shares comprising the Scheme Consideration will be approved for listing on TSX and NYSE, subject to customary conditions, [ and that the Coeur Shares in the form of CDIs to be listed on ASX will be listed for quotation on a deferred settlement basis with effect from the Business Day following the date that the Scheme becomes Effective.

4.6	Binding Instructions

Any binding instructions between a Scheme Shareholder and Bolnisi relating to Ordinary Shares (including, without limitation, any instructions relating to payment of dividends or to communications from Bolnisi) will from the Implementation Date be deemed, by reason of the Scheme, to be a similarly binding instruction to and accepted by Coeur in respect of Coeur Shares or Coeur Shares in the form of CDIs issued to Scheme Shareholders until that instruction is revoked or amended in writing addressed to Coeur at its share registry.
5	Warranties

Coeur represents and warrants that:

(a)	it is a corporation validly existing under the laws of its place of registration;

(b)	it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c)	it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(d)	the Coeur Shares to be issued pursuant to the Scheme will be validly issued and will rank pari passu with all existing Coeur Shares then outstanding and will be issued free from all encumbrances; and

(e)	this deed poll is valid and binding on it.

6	Continuing obligations

This deed poll is irrevocable and, subject to clause 3, remains in full force and effect until:

(a)	Coeur has fully performed its obligations under this deed poll; or

(b)	the earlier termination of this deed poll under clause 3.

7	Duties, costs and expenses

7.1	Stamp duty

Coeur will:

(a)	pay all stamp duties and any related fines and penalties in respect of the Scheme and this deed poll, the performance of this deed poll and each transaction effected by or made under the Scheme and this deed poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 7.1(a).

7.2	Costs and expenses

Coeur will pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this deed poll and the proposed, attempted or actual implementation of this deed poll and the Scheme.

8	General

8.1	Notices

Any communication under or in connection with this deed poll:

(a)	must be in writing;

(b)	must be addressed as shown below:

Coeur
Name:	Company Secretary

Address:	505 Front Ave, Coeur d’Alene, Idaho 83814

Fax no:	+ 1 (208) 667 2213
(or as otherwise notified by Coeur from time to time);

(c)	must be signed by the party making the communication or by a person duly authorised by that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of Coeur, in accordance with clause 8.1(b); and

(e)	is regarded as received:
(1)	if sent by prepaid post, on the fifth Business Day after the date of posting;

(2)	if sent by fax, at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not a Business Day, or is after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day; and

(3)	if delivered by hand, on delivery at the address of Coeur as provided in clause 8.1(b), unless delivery is not made on a Business Day, or after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day.
8.2	Governing law and jurisdiction

(a)	This deed poll is governed by the laws of New South Wales.

(b)	Coeur irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in New South Wales and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed.

8.3	Waiver

Coeur may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

The meanings of the terms used in this clause 8.3 are set out below.

Term	Meaning
conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might include otherwise give rise to an estoppel.

8.4	Variation

A provision of this deed poll may be varied if the variation is:

(a)	agreed to by Bolnisi, which agreement Bolnisi may give or withhold in its absolute discretion and without reference to or approval by any Scheme Shareholder; and

(b)	the Court indicates that the amendment would not of itself preclude approval of the Scheme,

in which event Coeur will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the amendment.

8.5	Cumulative rights

The rights, powers and remedies of Coeur and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

8.6	Assignment

(a)	The rights created by this deed poll are personal to each Scheme Shareholder and must not be dealt with at law or in equity.

(b)	Any purported dealing in contravention of clause 8.6(a) is invalid.

8.7	Further action to be taken at Coeur’s expense

Coeur must, at its own expense, do all things and execute all documents necessary to give effect to this deed poll.

Signing page

Executed as a deed poll in New South Wales

Signed sealed and delivered by
Coeur d’ Alene Mines Corporation
by

sign here▶	/s/ Dennis E. Wheeler
Chief Executive Officer

print name	Dennis E. Wheeler